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                                                                EXHIBIT 11.1


                             ARTHROCARE CORPORATION

                        COMPUTATION OF NET LOSS PER SHARE
                      (In thousands, except per share data)
                                   (Unaudited)

                                                                  Three months ended:
                                                          March 29,                    March 30,
                                                           1997                          1996
                                                   ------------------              ----------------
Weighted average common shares                                  8,785                         3,739
   outstanding for the period

Common equivalent shares pursuant to
   Staff Accounting Bulletin No. 83                                 -                         3,117
                                                   ------------------              ----------------

Shares used in per share calculation                            8,785                         6,856
                                                   ==================              ================

Net loss                                           $           (2,167)             $         (1,743)
                                                   ==================              ================

Net loss per share                                 $            (0.25)             $          (0.25)
                                                   ==================              ================